                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             International Isotopes Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                           INTERNATIONAL ISOTOPES INC.

                                1500 SPENCER ROAD
                               DENTON, TEXAS 76205
                                 (940) 323-2624

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

                                 ---------------

To the Shareholders of
 INTERNATIONAL ISOTOPES INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Isotopes Inc. (the "Company"), a Texas corporation, will be held at the Radisson Hotel, 2211 N. I-35E, Denton, Texas, on Thursday, May 18, 2000, at 2:00 p.m., Denton, Texas time, for the following purposes:

                  1. To elect seven directors to serve until the next succeeding annual meeting and until their respective successors are elected and qualified;

                  2. To ratify the appointment by the Board of Directors of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2000; and

                  3. To approve the Company's 2000 Amended and Restated Long Term Incentive Plan.

                  4. To transact such other business as properly may come before the meeting or any adjournment thereof.

         The close of business on April 17, 2000 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only shareholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

         A Proxy Statement, form of Proxy, and copy of the Annual Report (including the Company's Form 10-K as filed with the Securities and Exchange Commission) on the Company's operations during the fiscal year ended December 31, 1999, accompany this notice.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT TO THE ADDRESS SET FORTH ON THE REVERSE SIDE OF THE PROXY. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                            By Order of the Board of Directors

                                                   VIRGIL L. SIMMONS
                                                      Secretary
April 19, 2000

                           INTERNATIONAL ISOTOPES INC.

                                1500 SPENCER ROAD
                               DENTON, TEXAS 76201
                                 (940) 323-2624

                                 ---------------

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to shareholders of International Isotopes Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 1500 Spencer Road, Denton, Texas, on Thursday, May 18, 2000, at 2:00 p.m., Denton, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. References herein to the "Company" include its subsidiary, unless the context otherwise requires.

         This Proxy Statement and form of Proxy are being mailed to shareholders on or about April 14, 2000. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the shareholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

                  (1) FOR the election of the seven nominees listed under "Election of Directors" as nominees of the Company for election as directors; and

                  (2) FOR the ratification of the appointment by the Board of Directors of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2000.

                  (3) FOR approval of the Company's 2000 Amended and Restated Long Term Incentive Plan.

         The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the shareholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                      DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL SHAREHOLDERS

         The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on April 17, 2000. As of April 6, 2000, the Company had issued and outstanding and entitled to vote at the Annual Meeting 9,623,726 shares of Common Stock, par value $.01 per share ("Common Stock"). (For a description of the voting rights of the Common Stock, see "Quorum and Voting" herein.)

         The following table sets forth information as of April 6, 2000, regarding the beneficial ownership of the Company's Common Stock by each person or group known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and by all of its directors and executive officers as a group.


                                                   SHARES OF COMMON STOCK BENEFICIALLY
                                                   OWNED AND PERCENTAGE OF OUTSTANDING
                                                               SHARES AS OF
                                                               APRIL 6, 2000
                NAME                                    NUMBER(1)          PERCENT
                ----                                   ----------          -------
Brown Simpson Strategic Growth Funds(2) .....           1,936,610            12.9%
Ira Lon Morgan ..............................             669,816             4.5%
Virgil L. Simmons ...........................             193,342             1.6%
John M. McCormack (3) .......................             632,875             4.2%
William W. Nicholson (4) ....................             941,633             6.3%
David M.Camp ................................              35,000               *
Tommy L. Thompson (5) .......................             203,625             1.4%
Robert J. Gary (6) ..........................             125,000               *
Frederick J. Bonte (6) ......................               3,433               *
Charles LeMaistre(6) ........................               3,333               *
                                                       ----------          ------
Directors and executive officers as a
 group (13 persons)(6) ......................           3,009,956            20.1%

* Less than 1%

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.

(2) Includes 1,428,571 shares convertible from redeemable convertible preferred stock.

(3) Includes an aggregate of 498,000 shares beneficially owned by Mr. McCormack's children. Mr. McCormack disclaims beneficial ownership of the shares owned by his children.

(4) Includes 133,000 shares beneficially owned by Auric, of which Mr. Nicholson is a partner.

(5) Includes 15,625 shares owned by Mr. Thompson's spouse. Mr. Thompson disclaims beneficial ownership of the shares owned by his spouse.

(6) Includes options to purchase 6,666, 6,666 and 83,665 shares of Common Stock granted to Messrs. Bonte, LeMaistre and all directors and executive officers as a group, respectively, that are exercisable within 60 days of April 6, 2000. Does not include options to purchase 200,000, 35,000, 3,334, 3,334 and 244,335 shares of Common Stock granted to Messrs. Camp, Gary, Bonte, LeMaistre and all directors and executive officers as a group, respectively, that are not exercisable within 60 days of April 6, 2000.

         Section 16(a)     Beneficial Ownership Reporting Compliance.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports relating to their ownership and change in ownership of the Company's Common Stock with the Securities and Exchange Commission and the NASD. The following officers and directors of the Company failed to timely file a Form 4 or Form 5 in connection with their purchase during April 1999 of the following shares pursuant to the Company's private placement of common stock and warrants: William M. Nicholson,
Chairman: 120,879 shares and warrants to purchase an additional 120,879 shares; Ira Lon Morgan, the Company's former Chairman and Treasurer: 243,553 shares and warrants to purchase an additional 243,553 shares; John W. McCormack, Director:
33,000 shares and warrants to purchase an additional 33,000 shares.


                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the voting power represented at the meeting, present in person or represented by proxy, and entitled to vote is required for the election of directors. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and votes "withheld" are included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Broker non-votes are counted for purposes of determining whether a quorum is present on any particular matter only if authority to vote on the matter is granted by the respective proxy. Abstentions and broker non-votes have the effect of negative votes on matters requiring approval of a specified percentage of the outstanding shares. For matters requiring approval by the holders of a specified percentage of the voting power represented at the meeting and entitled to vote, abstentions will have the effect of negative votes but broker non-votes will have no effect.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Seven directors will be elected at the Annual Meeting for terms expiring at the next Annual Meeting. The directors will continue to serve until their respective successors are duly elected and qualified. Each of the Board of Directors' nominees currently serves as a director of the Company.

         Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the seven nominees for the Board of Directors named below. The proxies cannot be voted for more than seven nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Shareholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

         NOMINEES FOR DIRECTORS

         DAVID M. CAMP, PH.D., age 50, joined the Company in November 1999 as President and Chief Executive Officer. From 1998 to 1999, Dr. Camp served as Vice President and General Manager of the Gas Systems Division of Millipore Corporation in Allen, Texas, where he had P&L responsibility for the global semiconductor component business. From 1996 to 1998, he served as President of Kayex Corporation, a division of General Signal, a manufacturer of major capital equipment for the semiconductor industry. From 1992 to 1995, he served as President and Chief Executive Officer for Evergreen Holding Corporation, a refiner of lubricating oils for the petroleum industry. Dr. Camp received an M.B.A. from Rensselaer Polytechnic Institute in 1984. He also received a Ph.D. and M.S. in chemical engineering form Massachusetts Institute on Technology in 1979 and 1974, respectively. He also received a B.S. in chemical engineering from the University of South Carolina in 1972.

         TOMMY L. THOMPSON, age 53, joined the Company in February 1997 as Executive Vice President and Chief Operating Officer. From 1996 to 1997, Mr. Thompson was Executive Vice President of Coastal Power Company, a commercial provider of electric power, where he was responsible for international operations, including business development, project management, engineering and construction. From 1994 to 1996, he served as Vice President of Destec Energy Asia Pte Ltd., a commercial power plant construction company, and from 1992 to 1994, he served as Vice President of Brown and Root, an international engineering and construction company. Mr. Thompson received a B.S. in Mechanical Engineering from the University of Texas in 1970 and is a registered professional Engineer in the State of Texas.

         JOHN M. MCCORMACK, age 54, has been a director since December 1996. Mr. McCormack is a principal in several real estate companies in the Houston, Texas area. From 1977 to 1987, Mr. McCormack served as President of Visible Changes, a chain of 17 Texas beauty salons, and continues to serve as its Chairman. Mr. McCormack currently serves on the Board of Advisors of M.D. Anderson Hospital and co-chairs the Studies of Entrepreneurship at the University of Houston.

         WILLIAM W. NICHOLSON, age 57, has been a director since March 1997. He was elected Chairman of the Board of Directors in November 1999. For the last six years, Mr. Nicholson has been a private investor and advisor to the Amway Policy Counsel Board. From 1984 to 1992, Mr. Nicholson was Chief Operating Officer of Amway Corporation and from 1974 to 1977 he served as Appointments Secretary to President Ford. Currently, Mr. Nicholson serves on the Board of Advisors to the M.D. Anderson Cancer Institute. He also serves on the Board of Directors of Colorado Prime, Inc. and Genmar, Inc. Mr. Nicholson received a B.S. in Finance from the University of Nevada in 1966.

         ROBERT J. GARY, age 73, has been a director since March 1997. Since 1992, Mr. Gary has been President of Gary Investment & Services, an investment and consulting firm. From 1993 to 1996, Mr. Gary was Chairman of the Board of Integrated Diagnostic Measurement Corp., and from 1960 to 1992 he held a series of positions in the Texas Utilities System, including Executive Vice President. Mr. Gray has a B.S. in Mechanical Engineering from Texas A&M University.

         FREDERICK J. BONTE, M.D., age 72, has been a director since April 1997. Dr. Bonte has served as Director of the Nuclear Medicine Center of Southwestern Medical School in Dallas, Texas since 1980 and as the Dr. Jack Krohmer Professor of Radiation Physics at University of Texas Southwestern Medical Center since 1994. From 1990 to 1994, he served as the Effie and Wofford Cain Distinguished Chair in Diagnostic Imaging at University of Texas Southwestern Medical Center and from 1973 to 1980, as Dean of Southwestern Medical School. Dr. Bonte has served as Chairman of the Medical Committee of the Texas Radiation Advisory Board since 1986, as a member of the Commission on Radiologic Units, Standards and Protection of the American College of Radiology since 1991 and as a member of the Radiation Advisory Committee and Environmental Hazards Committee of the American Medical Association since 1986 and 1988, respectively. Dr. Bonte received an M.D. from Western Reserve University School of Medicine in 1945 and a B.S. from Western Reserve University in 1942.

         CHARLES A. LEMAISTRE, M.D., age 76, was elected to the Board of Directors at the annual shareholder's meeting in May 1998. He is President Emeritus The University of Texas M.D. Anderson Cancer Center and former Chancellor, The University of Texas System. He received his B.A. degree from the University of Alabama and his

M.D. from Cornell University Medical College. He has been awarded four honorary degrees and was a member of the faculty of three medical schools, Cornell, Emory and the University of Texas Southwestern in Dallas. He served as President of The American Cancer Society in 1986. Among numerous awards are two distinguished alumni awards from Alabama and Cornell and the 1995 American Medical Association Distinguished Service Award. He served on the original U.S. Surgeon General's Advisory Committee on Smoking and Health, 1963-64. Dr. LeMaistre is the author of numerous scientific publications.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

         The Board of Directors held a total of 10 meetings in fiscal 1999. Each director attended at least 75% of the meetings held by the Board of Directors and by committees of the Board on which he served. The Board of Directors has an Executive Committee, Audit Committee, a Compensation Committee. The Board of Directors does not have a standing nominating committee. In March 2000, the executive committee met and appointed a nominating committee consisting of William W. Nicholson, chairman, John M. McCormack and Robert J. Gary

         Executive Committee. The Executive Committee, established in January 1997, currently consists of Robert J. Gary, Ira Lon Morgan, William W. Nicholson, and John M. McCormack. The Executive Committee is responsible for the Company's general operations, as provided in directives from the Board of Directors. The Executive Committee met 11 times in fiscal 1999.

         Audit Committee. The Audit Committee, established in January 1997, currently consists of Charles LeMaistre, Fredrick J. Bonte, and Robert J. Gary. The Audit Committee meets with the Company's independent auditors to review the scope and timing of their audit services, any other services they are asked to perform, the report of independent auditors on the Company's consolidated financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes an annual recommendation to the Board of Directors concerning the appointment of independent auditors for the ensuing year. The Audit Committee met 2 times during fiscal 1999.

         Compensation Committee. The Compensation Committee, established in January 1997, currently consists of Robert J. Gary, John M. McCormack and Ira Lon Morgan. The Compensation Committee reviews the compensation and benefits of all officers of the Company, makes recommendations to the Board of Directors and reviews general policy matters relating to compensation and benefits of employees of the Company, including administration of the Company's 1997 Long Term Incentive Plan. The Compensation Committee met 4 times during fiscal 1999.


                                  PROPOSAL TWO

                      RATIFICATION OF SELECTION OF AUDITOR

         The Board of Directors has selected KPMG LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of KPMG LLP as independent certified public accountants. KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended December 31, 1999 and has reported on the Company's consolidated financial statements for such year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         While shareholder ratification is not required for the selection of KPMG LLP since the Board of Directors has the responsibility for selecting the Company's independent certified public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations.

         The Board of Directors recommends a vote FOR the ratification of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2000.


                                 PROPOSAL THREE

                   APPROVAL OF 2000 AMENDED AND RESTATED LONG
                               TERM INCENTIVE PLAN

         The Board of Directors has determined that it is in the best interest of the Company to amend and restate its 1997 Long Term Incentive Plan (the "1997 Plan") by increasing the stock option pool available thereunder from 600,000 shares to 1,000,000 and making certain other adjustments. The new amended and restated plan will be referred to as the 2000 Amended and Restated Long Term Incentive Plan (the "2000 Plan") and will replace in its entirety the 1997 Plan.

         The 2000 Plan authorizes the granting of incentive stock options and non-qualified stock options to purchase common stock, stock appreciation rights, restricted stock and performance units to key executive and other key employees of the Company, including officers of the Company and its subsidiaries, and to directors and consultants of the Company. The purpose of the 2000 Plan is to attract and retain key employees, directors and consultants, to motivate such persons to achieve long-range goals and to align their interest with those of the Company. The 2000 Plan authorizes the award of up to 1,000,000 shares of common stock to be used for stock options, stock appreciation rights or restricted stock. There was previously issued pursuant to the 1997 Plan options to purchase 531,800 shares which will now be included under the 2000 Plan. If an award made under the 2000 Plan expires, terminates or is forfeited, cancelled or settled in cash, without issuance of shares of common stock covered by the award, those shares will be available for future awards under the 2000 Plan. Several key employees of the Company hold options that have or will expire during 2000. The 2000 Plan will allow the grant to such persons of new options that are fully vested, at current market price.

         The 2000 Plan is administered by the Board of Directors or, if directed by the Board of Directors, the Compensation Committee (the Board of Directors or, if applicable, the Compensation Committee is referred to herein as the "Committee"). Executives and other full time employees of the Company and subsidiaries may be selected by the Company to receive awards under the 2000 Plan. The 2000 Plan provides that no more than 200,000 shares of common stock may be subject to awards granted per year to any one employee participating in the 2000 Plan (the 1997 Plan placed a maximum of 75,000 shares per year). In the discretion of the Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

         The 2000 Plan authorizes the award of both incentive stock options ("ISOs") and non-qualified options. Under the 2000 Plan, an option may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised more than 90 days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (ii) no option may be exercised more than 12 months after employment with the Company and its subsidiaries terminates by reason of death or disability. The aggregate fair market value (determined at the time of award) of the common stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of each option is determined by the Committee, but in no event may such term exceed three years from the date of grant. The exercise price of options is determined by the Committee, but the exercise price of ISOs cannot be less than the fair market value of the common stock on the date of grant. The exercise price of non-qualified stock options cannot be less than the fair market value of the common stock on the date of grant. The exercise price of options may be paid in cash or in shares of common stock. Grants of options do not entitle any optionee to any rights as a stockholder and such rights will accrue only as to shares actually purchased through the exercise of an option.

         As of April 6, 2000, the Company had granted, or the Board of Directors had approved for grant options to purchase an aggregate of 531,800 shares of common stock under the 1997 Plan. Options to purchase a total of 162,000 shares, that were granted to key employees of the Company in 1997, have or will expire during this year and will be available for re-grant under the 2000 Plan.

         Internal Revenue Service rules applicable to the 2000 Plan require shareholder approval of such Plan in order to issue incentive stock options.

         The Board of Directors recommends a vote FOR approval of the Company's 2000 Amended and Restated Long Term Incentive Plan.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company are as follows:


                 NAME                           AGE                POSITION WITH COMPANY
                 ----                           ---                ---------------------
                 David M. Camp                  50                 President,  Chief Executive Officer and
                                                                   Director

                 Tommy L. Thompson              53                 Executive Vice President and Director

                 Virgil L. Simmons              70                 Vice President of International
                                                                   Marketing, Secretary and Director

                 Joan H. Gillett                51                 Chief Financial Officer

                 Homer B. Hupf                  64                 Vice President, Radiopharmaceutical &
                                                                   Medical Device Product Development

                 Will J. Lepeska                61                 Vice President of Marketing



         Information concerning the business experience of Messrs. Camp and Thompson is provided under the caption "Election of Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

         VIRGIL L. SIMMONS, age 70, a founder of the Company, has served as Senior Vice President of International Operations since March 1997, and as a director since November 1995. Prior thereto, Mr. Simmons served as President of the Company from its formation in November 1995 until March 1997. Mr. Simmons has also served as Secretary of the Company since its formation. From 1992 to 1994, Mr. Simmons served as a consultant to the President of Tracor Inc. to manage its overseas and manufacturing operations. In 1992, Mr. Simmons founded the Westbank Partnership, and from 1993 to 1995, served as President of Allied Interests, Inc., which companies provided management and marketing consulting services and venture capital to start-up technology companies. From 1975 to 1990, Mr. Simmons held various positions at Tracor, Inc., a diversified aerospace, military and commercial products company, and from 1982 to 1990, served as Vice President of the International Division. From 1973 to 1975, Mr. Simmons served as Vice President of Engineering of Accelerators Incorporated. From 1972 to 1973, Mr. Simmons served as a consultant in the consulting firm of Wilkinson, Sedwick & Yelverton. From 1953 to 1972, Mr. Simmons held various positions at Texas Instruments, including positions in engineering, program management, marketing and corporate management, and in 1972, served as Corporate Director of all intercompany programs. From 1958 to 1960, Mr. Simmons served as a member of the Synthetic Aperture Guidance Committee, and in 1988 was selected by the U.S. Secretary of Defense as one of the seven U.S. members of the NATO Industrial Advisory Group (NIAG) in Brussels, Belgium. Mr. Simmons received a B.S. in Physics and Mathematics from the University of Texas in 1951.

         JOAN H. GILLETT, age 51, joined the Company in March 1997 as Chief Financial Officer. From 1986 to 1996, Mrs. Gillett served as President and Chief Financial Officer of Life Savings Bank, SSB. From 1985 to 1986, Mrs. Gillett served as the Assistant Vice President for Goliad Savings and Loan, and from 1983 to 1985, served as staff accountant for the Dominion Marketing Group. Mrs. Gillett received a B.B.A. with honors in Accounting from

Southwest Texas University and a B.A. from the University of Houston in 1983 and 1970, respectively, and has been registered as a Certified Public Accountant in Texas since 1987.

         HOMER B. HUPF, PH.D., age 64, a founder of the Company, has served as Vice President of Radiochemistry since June 1996. From 1985 to 1994, Dr. Hupf was a scientific investigator for Hybritech Inc., an international instrumentation and pharmaceutical company. From 1982 to 1985, Dr. Hupf served as Department Head of Radiochemistry/Radiopharmacy of King Faisal Specialist Hospital, a cyclotron-based cancer research center. From 1980 to 1982, he served as Vice-president of Radiopharmaceutical Production of Radpharm Inc., a cyclotron-based radiopharmaceutical manufacturer and regional nuclear pharmacy. From 1976 to 1980, he served as Vice President of Radiopharmacy of Diagnostic Isotopes Inc., a pharmaceutical manufacturing and regional nuclear pharmacy, and from 1969 to 1976, as Department Head of Radiopharmacy of Mount Sinai Medical Center, a cyclotron-based research center. From 1960 to 1969, Dr. Hupf served as Staff Scientist-Isotope Production of Oak Ridge National Laboratory. Dr. Hupf received a Ph.D. and an M.S. in chemistry from the University of Tennessee in 1969 and 1965, respectively. He also received an M.S. in pharmaceutics and a B.S. in pharmacy from Philadelphia College of Pharmacy & Science in 1959 and 1955, respectively.

         WILL J. LEPESKA, age 60, joined the Company in June 1996 as Vice President of Marketing. In 1968, Mr. Lepeska founded Hospital Financial Corporation, a company specializing in medical equipment leasing, and has served as its President since inception. From 1954 to 1968, Mr. Lepeska was Vice President of Marketing of Nuclear-Chicago Corp., a nuclear medicine instrument company, where he was responsible for marketing the Nuclear Medicine Imaging Camera and from 1967 to 1970, he served as a director. Mr. Lepeska received a B.S. in Electrical Engineering from Marquette University in 1954.

         All executive officers are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their respective successors are chosen and qualified.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1998 and 1999 of the Chief Executive Officer and the other four most highly compensated executive officers of the Company with annual income of $100,000 or more (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                             COMPENSATION
                                                     ANNUAL COMPENSATION        AWARDS
                                                     -------------------        ------
                                                                              SECURITIES
                                                                              UNDERLYING                          ALL OTHER
       NAME AND                                                     BONUS      OPTIONS           STOCK          COMPENSATION
       PRINCIPAL POSITION               YEAR         SALARY($)       ($)         (#)          GRANTS ($)(1)         ($)(2)
--------------------------------        ----        -----------     -----    ------------     -------------      ------------
David M. Camp
President, Chief Executive
Officer and Director                    1999        $ 20,731(3)      -0-           35,000        $172,601            --

Carl W. Seidel                          1997        $106,135         -0-          150,000        $960,000            --
President and Chief                     1998        $182,830         -0-              -0-             -0-            --
Executive Officer                       1999        $196,310         -0-              -0-             -0-            --

Tommy L. Thompson                       1997        $126,923         -0-          100,000        $540,000            --
Executive Vice                          1998        $172,383         -0-              -0-             -0-            --
President and Chief                     1999        $169,950         -0-              -0-             -0-            --
Operating Officer

Dr. Ira Lon Morgan                      1997        $ 99,423         -0-              -0-             -0-            --
Chairman and Treasurer                  1998        $116,038         -0-              -0-             -0-            --
                                        1999        $121,667         -0-              -0-             -0-            --

Gaylord King                            1997        $ 51,697         -0-           20,000        $185,000            --
Vice President of                       1998        $114,922         -0-              -0-             -0-            --
Radiochemistry and                      1999        $113,300         -0-              -0-             -0-            --
Radiopharmacy

---------------

(1) Represents the difference between the price paid by the named executive officer and the fair market value of such security on the date of purchase. In June 1997, as part of the Company's incentive stock compensation program, 50,000 shares of Common Stock were issued to Tommy L. Thompson a purchase price of $1.60 per share pursuant to an agreement entered into on January 14, 1997. At December 31, 1997, 50,000 shares of the stock approved under the Company's incentive stock compensation program plan was issued to Mr. Thompson at a purchase price of $1.60 per share pursuant to an agreement entered into in March 1997. Mr. Thompson paid for his shares with a recourse note maturing on December 31, 1998 with interest payable annually at the rate of 6.14% compounding semi-annually. The Company also agreed to pay Mr. Thompson, as compensation, his tax liability arising from the issuance of such shares.

(2) None of the named executive officers received any perquisites or other personal benefits in 1997, 1998 or 1999 that in the aggregate exceeded $50,000 or 10% of such named executive officer's salary and bonus for such year. See Note (1) above.

(3)      Represents salary for 2  months.

                        OPTION GRANTS IN LAST FISCAL YEAR


         The following table provides information regarding options granted during fiscal 1998 to the named executive officers:



                                                  PERCENT OF
                         NO. OF SECURITIES      TOTAL OPTIONS
                        UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   EXERCISE PRICE  EXPIRATION
       NAME                GRANTED(#)          IN FISCAL YEARS(1)     PER SHARE        DATE
--------------------       ----------          ------------------     ---------     ----------
David M. Camp                200,000                   47%            $ 4.93         11/8/2004

Carl W. Seidel                   -0-                   --                 --                --

Tommy L. Thompson                -0-                   --                 --                --

Dr. Ira Lon Morgan               -0-                   --                 --                --

Gaylord King                     -0-                   --                 --                --

(1) In 1999, the Company granted options to certain employees to purchase an aggregate of 429,700 shares of Common Stock.





                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                               SHARES
    NAME                     ACQUIRED ON       VALUE         EXERCISABLE   UNEXERCISABLE         EXERCISABLE     UNEXERCISABLE
    ----                     EXERCISE(#)    REALIZED($)      -----------   -------------         -----------     -------------
                             -----------    ----------
                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL                   IN-THE-MONEY OPTIONS
                                                                      YEAR-END(#)                     AT FISCAL YEAR-END($)(1)
                                                                      -----------                     ------------------------
David M. Camp ...........        -0-            -0-               -0-            200,000              -0-        $  1,074,000

Carl W. Seidel ..........        -0-            -0-               -0-                -0-              -0-                 -0-

Tommy L. Thompson .......        -0-            -0-            40,000             20,000        $ 215,000        $    107,500

Dr. Ira Lon Morgan ......        -0-            -0-               -0-                -0-              -0-                 -0-

Gaylord King ............        -0-            -0-               -0-                -0-              -0-                 -0-


-----------

(1) Based on the last sale price of $5.37 of the Company's Common Stock on the Nasdaq Small Cap Market on December 31, 1999. The exercise price of the options in this table is $7.65 and $4.93 per share.

EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement with David M. Camp effective November 8, 1999, pursuant to which Mr. Camp is employed as President and Chief Executive Officer through November 8, 2004, at an annual salary of $140,000, subject to an annual increase and bonus at the discretion of the Company's Board of Directors. Such bonus, if awarded, is anticipated to be approximately 50% of Mr. Camp's base salary but in no event more than 10% of the Company's pre-tax profits. Mr. Camp's employment is terminable by the Company for cause, which includes, among other things, a willful violation of law or aiding or abetting a competitor to the detriment of the Company, or by the Company or Mr. Camp without cause upon 90 days' written notice. The employment agreement contains confidentiality provisions and provides that Mr. Camp may not compete with the Company during the term of his employment and for a period of six months following termination of his employment with the Company.

         The Company entered into an employment agreement with Tommy L. Thompson effective February 17, 1997, pursuant to which Mr. Thompson is employed as Executive Vice President and Chief Operations Officer through January 1, 2000 at an annual salary of $165,000, subject to an annual increase and bonus at the discretion of the Company's Board of Directors. Such bonus, if awarded, is anticipated to be approximately 10 to 30 percent of Mr. Thompson's base salary but in no event more than 10 percent of the net earnings after tax revenues of the Company set aside for bonuses. Mr. Thompson's employment is terminable by the Company for cause, which includes, among other things, a willful violation of law or aiding or abetting a competitor to the detriment of the Company, or by the Company or Mr. Thompson without cause upon 90 days' written notice. If terminated by the Company without cause, Mr. Thompson is entitled to continued salary and benefits for six months from the effective date of such termination or, at the Company's election, a lump-sum severance payment equal to the total cash compensation that would be payable to him under the employment agreement for the 12 month period following the effective date of termination. The employment agreement contains confidentiality provisions and provides that Mr. Thompson may not compete with the Company during the term of his employment and for a period of six months following termination of his employment with the Company.

COMPENSATION OF DIRECTORS

         Employee directors of the Company do not receive additional compensation for their services as directors. Prior to its initial public offering, the Company did not pay director's fees but did reimburse directors for their expenses. Following the Company's initial public offering, the Company paid each non-employee director $500 per meeting for their services as directors. The Company continues to reimburse directors for all expenses incurred in connection with their activities as directors. Non-employee directors and employee directors of the Company are entitled to receive certain stock option awards under the Company's 1997 Long Term Incentive Plan and its proposed 2000 Amended and Restated Long Term Incentive Plan.

CERTAIN TRANSACTIONS

         During March 2000, as per agreement, the Company reimbursed Carl Seidel for his estimated tax liability for stock options exercised in 1997. The Company paid to Mr. Seidel $94,160 which was Mr. Seidel's estimated tax liability less amounts owed by Mr. Seidel, for promissory notes issued by Mr. Seidel to the Company, in connection with the exercise of the stock options.

         During 1999, the Company paid to Robert J. Gary, a director of the Company, $50,000 and issued to him options to purchase 35,000 shares of common stock for services performed in connection with the transition of the Company's new management. The exercise price for the options was set at the fair market value on the date of grant.

         The following current and former executive officers had outstanding indebtedness to the Company at December 31, 1999, related to stock options exercised in 1997: Carl Seidel $240,000 plus accrued interest, Tommy Thompson, $160,000 plus accrued interest and Gaylord King, $40,000 plus accrued interest.

         The Company believes that all prior transactions and loans between the Company and its officers, directors and 5% or greater stockholders have been on terms no less favorable than could be obtained by the Company from unaffiliated third parties. All future transactions and loans between the Company and its officers, directors and 5% or greater stockholders will be on terms no less favorable than can be obtained by the Company from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee currently consists of three members, one of which serves or served as an executive officer of the Company. No executive officer of the Company serves or served on the compensation committee of another entity and no executive officer of the Company serves or served as a director of another entity which has or had an executive officer serving on the board of directors of the Company.

         Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board, subject to review and approval by the full Board of Directors. Decisions with respect to awards under the Company's Long Term Incentive Plan are also made by the Compensation Committee, subject to review and approval by the Board of Directors. Set forth below is a report prepared by Messrs. Gary, McCormack, and Morgan in their capacity as the Compensation Committee addressing the Company's compensation policies for the fiscal year 1999 as they affected the Company's executive officers, including the Company's Chief Executive Officer, David M. Camp.

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, review above average corporate performance, recognize initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of total executive compensation are generally set at levels that the Compensation Committee believes to be consistent with others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

         The Compensation Committee is mindful of grants or awards made to the Company's executive officers under the Company's Long Term Incentive Plan. The Compensation Committee endorses the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. Thus, the Compensation Committee takes into account the stock based elements in designing the compensation packages of the Company's executive officers.

         In 1993, Congress amended the Internal Revenue Code to Section 162(m). This section provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions. The Company has examined its compensation policies in view of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section and has determined that these provisions will not affect the deductibility of executive compensation for fiscal 1999. It is currently not expected that any part of the Company's deduction for executive compensation will be disallowed for fiscal 2000.

         The principal components of the Company's non-stock based compensation program are base salary and bonus. Bonuses are at the discretion of the Compensation Committee and the board, based on performance criteria and production. No bonus or other incentive based compensation was paid in fiscal year 1999.

FISCAL 1999 CHIEF EXECUTIVE OFFICER COMPENSATION

         Dr. Camp's compensation for fiscal year 1999 as President and Chief Executive Officer of the Company consisted solely of his base salary. No bonus or other non-stock incentive based compensation was provided. the Compensation Committee believes that Dr. Camp's compensation package is set at a level that is consistent with others in the Company's industry. Dr. Camp is not a member of the Compensation Committee and does not participate in the Compensation Committee's decision regarding his compensation.

                                 Submitted by the Compensation Committee of the Board of Directors

                                 Robert J. Gary
                                 John M. McCormak
                                 Ira Lon Morgan


                                PERFORMANCE GRAPH

         The following graph compares the annual cumulative total shareholder return on an investment of $100 on December 31, 1997 in the Company's common stock, based on the market price of the common stock, with the cumulative total of a similar investment in the Nasdaq composite stock market index (U.S. companies) and Nasdaq's index for pharmaceutical industry stocks.

                                     [CHART]


            International Isotopes Inc.          NASDAQ Stock Market (US Companies)     NASDAQ Pharmaceuticals Stocks
            ---------------------------          ----------------------------------     -----------------------------
1997                  100                                      100                                   100
1998                  183                                      141                                   127
1999                   63                                      255                                   238
2000
2001



                           ANNUAL REPORT ON FORM 10-K

         UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM VIRGIL L. SIMMONS, SECRETARY, 1500 SPENCER ROAD, DENTON, TEXAS 76205. A COPY OF SUCH FORM 10-K WAS INCLUDED AS PART OF THE ANNUAL REPORT SENT TO SHAREHOLDERS IN CONNECTION WITH THE ANNUAL MEETING.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals to be presented at the 2001 Annual Meeting of Shareholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Denton, Texas, addressed to the Secretary of the Company, not later than December 31, 2000. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Securities Exchange Act of 1934.

                                  OTHER MATTERS

         At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.


                                              By Order of the Board of Directors


                                              /s/ Virgil L. Simmons
                                              ----------------------------------
                                              VIRGIL L. SIMMONS
                                              Secretary

Dated:  April 19, 2000

                                      PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                           INTERNATIONAL ISOTOPES INC.


   The undersigned hereby appoints: William W. Nicholson, David M. Camp, and Tommy L. Thompson, as proxies, and hereby authorizes each of them to represent and to vote, as designed on the reverse side, all of the shares of Common Stock of International Isotopes Inc. held of record by the undersigned on April 17, 2000 at the Annual Meeting of Shareholders to be held on May 18, 2000, or any adjournment thereof.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND THE PROPOSALS LISTED HEREON. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS.

                            (Please see reverse side)

1. To elect seven Directors.

                                            WITHHOLD
       FOR all nominees                    AUTHORITY
         listed below                   to vote for all
       (except as marked                    nominees
          to contrary)                    listed below

              [ ]                             [ ]


INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

David M. Camp, Tommy L. Thompson, John M. McCormack, William W. Nicholson, Chares A. LeMaistre, M. D., Robert J. Gary, Frederick J. Bonte, M.D.

2. Proposal to ratify the Board of Directors selection of KMPG LLP as independent auditors.


     FOR                        AGAINST                    ABSTAIN

     [ ]                          [ ]                        [ ]

3. Proposal to approve the Company's 2000 Amended and Restated Long Term Incentive Plan.

     FOR                        AGAINST                    ABSTAIN

     [ ]                          [ ]                        [ ]


4. In their direction to vote upon such other business as may properly come before the meeting.


DATED:                             , 2000.
      -----------------------------



--------------------------------------------------------------------------------
                           (SIGNATURE OF SHAREHOLDER)



--------------------------------------------------------------------------------
                           (SIGNATURE IF HELD JOINTLY)


Please sign exactly as name appears hereon. When shares are held by joint tenants both should sign. when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other officer. If a partnership, please sign in partnership name by authorized person.